UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FLUIDIGM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUIDIGM CORPORATION

2 Tower Place, Suite 2000

South San Francisco, California 94080

(650) 266-6000

March 28, 2022

AMENDMENT NO. 1 TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

FLUIDIGM CORPORATION

TO BE HELD ON FRIDAY, APRIL 1, 2022

This amendment, dated March 28, 2022 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated February 24, 2022 (which we refer to as the “proxy statement”) filed by Fluidigm Corporation (which we refer to as “Fluidigm” or the “Company”). The proxy statement relates to the solicitation of proxies by Fluidigm’s Board of Directors (which we refer to as the “Fluidigm Board” or “Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). On March 25, 2022, the special meeting was adjourned to 9:00 a.m. Pacific time, on Friday, April 1, 2022. The special meeting will be held at the Genesis SSF Performing Arts Center located at 1 Tower Place, South San Francisco, California 94080.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

Letter Agreement

On March 25, 2022, Fluidigm entered into a letter agreement (the “Letter Agreement”) to amend the Purchase Agreements. The Letter Agreement provides that (1) Fluidigm will adjourn the special meeting until 9:00 a.m., San Francisco time, on April 1, 2022; and (2) the Purchase Agreements will be terminated pursuant to Section 8.1(d) of each Purchase Agreement if the Requisite Stockholder Approval (as defined in the Purchase Agreements) is not obtained at the adjourned special meeting.

Fluidigm’s Board of Directors approved these modifications for a number of reasons, including the following:

•

Only Financing Solution Available; Non-Negotiable. The only actionable financing solution available to Fluidigm is the one presented by Casdin and Viking, who have made it clear through repeated communications that they will not modify the terms and conditions of their proposed investment.

•	Urgent Need for Capital. Fluidigm has an urgent need to resolve its capital and liquidity issues as evidenced by the going concern uncertainty included in Fluidigm’s 2021 financial statements.

•

Adverse Effect on All Stakeholders. The adverse impact of continued financial uncertainty on our relationships with customers and suppliers, as well as material retention risks for employees, will significantly negatively affect Fluidigm’s operating results, enterprise value and investor confidence in Fluidigm.

The Board believes that the proposed financing transaction is the only currently actionable alternative available to stockholders and is in the best interests of Fluidigm, its stockholders, and other stakeholders, including its employees, customers, and other partners. While the market is clearly supportive of the strategic capital infusion – as evidenced by the stock price outperformance of Fluidigm stock (+32%) versus overall peers (-19%)1 – a very small number of shares are still needed to approve the transaction.

The Board reminds all stockholders that even if an alternative solution were available, Fluidigm is unable to engage with any third party as long as its agreements with Casdin and Viking remain in force.

[1]

Since market close on January 21, 2022, the last trading day prior to Fluidigm’s announcement of the Casdin/Viking transaction on January 24, 2022, through March 24, 2022, the date of the Special Meeting adjournment. Peer stock price performance represents the median change in stock price of 10x Genomics, Accelerate Diagnostics, Adaptive Biotechnologies, Berkeley Lights, Personalis, NanoString Technologies, Quanterix and Twist Bioscience over the period; source: Capital IQ.

Special Meeting Adjournment

On March 25, 2022, Fluidigm convened and adjourned, without conducting any business except to approve an adjournment, its special meeting related to the matters described in Fluidigm’s definitive proxy statement filed with the SEC on February 24, 2022, to 9:00 a.m. Pacific time, on Friday, April 1, 2022. The special meeting will be held at the Genesis SSF Performing Arts Center, located at 1 Tower Place, South San Francisco, California 94080.

The Board continues to unanimously recommend that our stockholders vote “FOR” the approval of the Charter Amendment Proposal, “FOR” the approval of the Private Placement Issuance Proposal, and “FOR” the approval of the Adjournment Proposal. Your vote is very important regardless of the number of shares of Common Stock that you own.

Voting or Changing Your Vote

In connection with the adjourned date, the Company has extended the deadline for holders of shares of Common Stock to submit their vote.

The record date for the special meeting remains the close of business on February 18, 2022 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action. Stockholders as of the Record Date can vote, even if they have subsequently sold their shares. If you are a stockholder of record, you may vote by following the telephone or Internet voting instructions on your proxy card. If you hold shares as a stockholder of record, we must receive your vote before the polls close at the Special Meeting, except that proxies submitted via the Internet, telephone, or by mail must be received by 11:59 p.m., Eastern time on March 31, 2022.

Other important information regarding how to vote your shares and revoke proxies already cast is available in the proxy statement under the caption “General Information.”